Exhibit 5.1

Harney Westwood & Riegels 3501 The Center 99 Queen's Road Central Hong Kong Tel: +852 5806 7800 Fax: +852 5806 7810

Date: 5 May 2025

064348.0002

ChampionsGate Acquisition Corporation

the office of Harneys Fiduciary (Cayman) Limited

4th Floor, Harbour Place, 103 South Church Street

P.O. Box 10240, Grand Cayman KY1-1002

Cayman Islands

Dear Sir or Madam

ChampionsGate Acquisition Corporation (the Company)

We are attorneys-at-law qualified to practise in the Cayman Islands and have acted as Cayman Islands legal advisers to the Company in connection with the Company’s registration statement on Form S-1, including all amendments or supplements thereto, filed with the United States Securities and Exchange Commission (the Commission) under the United States Securities Act of 1933, as amended (the Securities Act) (including its exhibits, the Registration Statement), for the purposes of, registering with the Commission under the Securities Act, the offering and sale to the public of:

(a)	up to 7,475,000 units (including 975,000 units, which Clear Street LLC, who is acting as representative of the underwriters (the Representative), will have a 45-day option (the Over-Allotment Option) to purchase from the Company to cover over-allotments, if any) (the Units) at an offering price of US$10 per Unit, each Unit consisting of:

(i)	one Class A ordinary share of a par value of US$0.0001 of the Company (the Class A Ordinary Shares); and

(ii)	one right to receive one-eighth of one Class A Ordinary Share upon the consummation of an initial business combination (the Rights);

(b)	all Class A Ordinary Shares and Rights issued as part of the Units;

(c)	all Class A Ordinary Shares that may be issued upon conversion of the Rights included in the Units (representing 812,500 Class A Ordinary Shares, or 934,375 Class A Ordinary Shares if over-allotments are exercised under the Units) (the Right Shares); and

(d)	up to 112,125 Class A Ordinary Shares (including up to 14,625 Class A Ordinary Shares, if the Representative exercises the Over-Allotment Option in full or in part) (the Representative Shares), issued to the Representative or its designee.

The British Virgin Islands is Harneys Hong Kong office's main jurisdiction of practice.

Jersey legal services are provided through a referral arrangement with Harneys (Jersey) which is an independently owned and controlled Jersey law firm.

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R Ng | ATC Ridgers | PJ Sephton

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We are furnishing this opinion as Exhibit 5.1 to the Registration Statement.

For the purposes of giving this opinion, we have examined the Documents (as defined in Schedule 1). We have not examined any other documents, official or corporate records or external or internal registers and have not undertaken or been instructed to undertake any further enquiry or due diligence in relation to the transaction which is the subject of this opinion.

In giving this opinion we have relied upon the assumptions set out in Schedule 2 which we have not verified.

Based solely upon the foregoing examinations and assumptions and having regard to legal considerations which we deem relevant, and subject to the qualifications set out in Schedule 3, we are of the opinion that under the laws of the Cayman Islands:

1	Existence and Good Standing. The Company is an exempted company duly incorporated with limited liability and is validly existing and in good standing under the laws of the Cayman Islands.

2	Valid Issuance of Shares. The Class A Ordinary Shares to be issued by the Company as contemplated by the Registration Statement (including the Class A Ordinary Shares issued as part of the Units, the Right Shares issuable upon the conversion of the Rights in accordance with the Rights Documents (as defined in Schedule 1), and the Representative Shares) (collectively, the IPO Shares) have been duly authorised for issue, and when issued by the Company against payment in full of the consideration as set out in the Registration Statement and in accordance with the terms set out in the Registration Statement, such IPO Shares will be validly issued, fully paid and non-assessable. As a matter of Cayman Islands law, a share is only issued when it has been entered in the register of members.

3	Enforceability. The execution, delivery and performance of the Unit Certificate (as defined in Schedule 1) and the Rights Documents have been authorised by and on behalf of the Company and, once the Unit Certificate and the Rights Documents have been executed and delivered by any director or officer of the Company, the Unit Certificate and the Rights Documents will be duly executed and delivered on behalf of the Company and will be treated by the courts of the Cayman Islands as the legally binding and valid obligations of the Company enforceable in accordance with their terms.

This opinion is confined to the matters expressly opined on herein and given on the basis of the laws of the Cayman Islands as they are in force and applied by the Cayman Islands courts at the date of this opinion. We have made no investigation of, and express no opinion on, the laws of any other jurisdiction. We express no opinion as to matters of fact. Except as specifically stated herein, we make no comment with respect to any representations and warranties which may be made by or with respect to the Company in the Transaction Documents. We express no opinion with respect to the commercial terms of the transactions the subject of this opinion.

In connection with the above opinion, we hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference made to this firm in the Registration Statement under the headings “Shareholders’ Suits”, “Enforcement of civil liabilities” and “Legal Matters”, included in the Registration Statement. In giving such consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act, or the Rules and Regulations of the Commission thereunder.

This opinion letter is addressed to you and may be relied upon by you, your counsel and purchasers of Units pursuant to the Registration Statement. It may not be disclosed to or relied on by any other party or for any other purpose.

Yours faithfully

Harney Westwood & Riegels

Schedule 1

List of Documents and Records Examined

1	The certificate of incorporation of the Company dated 27 March 2024.

2	The amended and restated memorandum and articles of association of the Company as adopted by a special resolution passed on 17 April 2024.

3	A certificate of good standing in respect of the Company, issued by the Registrar of Companies in the Cayman Islands on 12 March 2025.

4	The register of members and register of directors of the Company provided to us on 25 March 2025.

5	A copy of the unanimous written resolutions of the directors of the Company dated 18 April 2024, 14 June 2024 and 25 February 2025 (the Resolutions).

(1 to 5 above are the Corporate Documents).

6	A director’s certificate issued by a director of the Company, on 30 April 2025 confirming various information about the Company (the Director’s Certificate), a copy of which is annexed to this confirmation as Appendix I.

7	The Registration Statement.

8	Drafts of Transaction Documents consisting of the following:

(a)	the form of the unit certificate representing the Units (the Unit Certificate);

(b)	the form of the rights agreement and the rights certificate constituting the Rights (the Rights Documents); and

(c)	the underwriting agreement between the Company and the Representative (the Underwriting Agreement),

((a) to (c) above are the Transaction Documents).

The Corporate Documents and the Transaction Documents are collectively referred to in this opinion as the Documents.

Schedule 2

Assumptions

1	Validity under Foreign Laws. That (i) each party to the Transaction Documents (other than the Company) has the necessary capacity, power and authority to enter into the Transaction Documents and perform its obligations thereunder, and each such party has duly executed the Transaction Documents; (ii) the Transaction Documents will constitute valid, legally binding and enforceable obligations of each of the parties thereto under the laws of the State of New York by which law they are expressed to be governed; (iii) all formalities required under the laws of the State of New York and any other applicable laws (other than the laws of the Cayman Islands) have been complied with; and (iv) no other matters arising under any foreign law will affect the views expressed in this opinion.

2	Draft Documents. That the Company will duly execute and deliver each Transaction Document in the form of the drafts provided to us for review.

3	Choice of Laws. The choice of the laws of the State of New York selected to govern the respective Transaction Documents has been made in good faith and will be regarded as a valid and binding selection which will be upheld in the courts of that jurisdiction and all other relevant jurisdictions (other than the Cayman Islands) and the entry into and performance of the Transaction Documents will not cause any of the parties thereto to be in breach of any agreement or undertaking.

4	Directors. The board of directors of the Company considers the execution of the Transaction Documents and the transactions contemplated thereby to be in the best interests of the Company and no director has a financial interest in or other relationship to a party or the transactions contemplated by the Transaction Documents which has not been properly disclosed in the Resolutions.

5	Bona Fide Transaction. No disposition of property effected by the Transaction Documents is made for an improper purpose or wilfully to defeat an obligation owed to a creditor and at an undervalue.

6	Solvency. The Company was on the date of execution of the Transaction Documents able to pay its debts as they became due from its own moneys, any disposition or settlement of property effected by the Transaction Documents is made in good faith and for valuable consideration and, at the time of and following each such disposition of property by the Company pursuant to the Transaction Documents, the Company will be able to pay its debts as they become due from its own moneys.

7	Authenticity of Documents. All original Documents are authentic, all signatures, initials and seals are genuine, all copies of Documents are true and correct copies and the Transaction Documents conform in every material respect to the latest drafts of the same produced to us and, where the Transaction Documents have been provided to us in successive drafts marked-up to indicate changes to such documents, all such changes have been so indicated.

8	Corporate Documents. All matters required by law to be recorded in the Corporate Documents are so recorded, and all corporate minutes, resolutions, certificates, documents and records which we have reviewed are accurate and complete, and all facts expressed in or implied thereby are accurate and complete.

9	No Steps to Wind-up. The directors and shareholders of the Company have not taken any steps to have the Company struck off or placed in liquidation, no steps have been taken to wind up the Company and no receiver has been appointed over any of the property or assets of the Company.

10	Resolutions. The Resolutions have been duly executed (and where by a corporate entity such execution has been duly authorised if so required) by or on behalf of each director, and the signatures and initials thereon are those of a person or persons in whose name the Resolutions have been expressed to be signed. The Resolutions remain in full force and effect.

11	Execution. Each Transaction Document was either executed as a single physical document (whether in counterpart or not) in full and final form or, where any Transaction Document was executed by or on behalf of any company, body corporate or corporate entity, the relevant signature page was attached to such Transaction Document by, or on behalf of, the relevant person or otherwise with such person’s express or implied authority.

12	Unseen Documents. Save for the Documents provided to us there are no resolutions, agreements, documents or arrangements which materially affect, amend or vary the transactions envisaged in the Documents and, in particular, that the entry into and performance of the Transaction Documents will not cause any of the parties thereto to be in breach of any agreement or undertaking.

13	Proceeds of Crime. No monies paid to or for the account of any party under the Transaction Documents represent or will represent criminal property or terrorist property (as defined in the Proceeds of Crime Act (As Revised) and the Terrorism Act (As Revised), respectively).

14	No Invitation. No invitation has been or will be made by or on behalf of the Company to the public in the Cayman Islands to subscribe for any of the Units, the Rights, or the Class A Ordinary Shares.

15	No Restriction. There is no contractual or other prohibition or restriction (other than as arising under Cayman Islands law) binding on the Company prohibiting or restricting it from entering into and performing its obligations under the Documents.

16	Consideration. The Company will receive money or money’s worth in consideration for the issue of the Class A Ordinary Shares and none of the Class A Ordinary Shares were or will be issued for less than par value.

17	Preconditions. All preconditions to the obligations of the parties to the Underwriting Agreement, the Unit Certificate and the Rights Documents will be satisfied or duly waived prior to the issue and sale of the Class A Ordinary Shares and there will be no breach of the terms of the Underwriting Agreement, the Unit Certificate and the Rights Documents.

Schedule 3

Qualifications

1	Enforceability. The term enforceable as used above means that the obligations assumed by the Company under the relevant instrument are of a type which the courts of the Cayman Islands enforce. It does not mean that those obligations will necessarily be enforced in all circumstances in accordance with their terms. In particular:

(a)	Insolvency. Rights and obligations may be limited by bankruptcy, insolvency, liquidation, winding-up, reorganisation, moratorium, readjustment of debts, arrangements and other similar laws of general application affecting the rights of creditors;

(b)	Limitation Periods. Claims under the Transaction Documents may become barred under the Limitation Act (1996 Revision) relating to the limitation of actions in the Cayman Islands or may be or become subject to defences of set-off, estoppel or counterclaim;

(c)	Equitable Rights and Remedies. Equitable rights may be defeated by a bona fide purchaser for value without notice. Equitable remedies such as injunctions and orders for specific performance are discretionary and will not normally be available where damages are considered an adequate remedy;

(d)	Fair Dealing. Strict legal rights may be qualified by doctrines of good faith and fair dealing - for example a certificate or calculation as to any matter might be held by a Cayman Islands court not to be conclusive if it could be shown to have an unreasonable or arbitrary basis, or in the event of manifest error;

(e)	Prevention of Enforcement. Enforcement may be prevented by reason of fraud, coercion, duress, undue influence, unreasonable restraint of trade, misrepresentation, public policy or mistake or limited by the doctrine of frustration of contracts;

(f)	Penal Provisions. Provisions, for example, for the payment of additional interest in certain circumstances, may be unenforceable to the extent a court of the Cayman Islands determines such provisions to be penal;

(g)	Currency. A Cayman Islands court retains a discretion to denominate any judgment in Cayman Islands dollars;

(h)	Confidentiality. Provisions imposing confidentiality obligations may be overridden by the requirements of legal process;

(i)	Award of Costs. In principle the courts of the Cayman Islands will award costs and disbursements in litigation in accordance with the relevant contractual provisions but there remains some uncertainty as to the way in which the rules of the Grand Court will be applied in practice. Whilst it is clear that costs incurred prior to judgment can be recovered in accordance with the relevant contract, it is likely that post-judgment costs (to the extent recoverable at all) will be subject to taxation in accordance with Grand Court Rules Order 62; and

(j)	Inappropriate Forum. The courts of the Cayman Islands may decline to exercise jurisdiction in relation to substantive proceedings brought under or in relation to the Transaction Documents in matters where they determine such proceedings may be tried in a more appropriate forum.

2	Stamp Duty. Cayman Islands stamp duty may be payable if the original Transaction Documents are executed in, brought to, or produced before a court of, the Cayman Islands.

3	Severability. The courts in the Cayman Islands will determine in their discretion whether or not an illegal or unenforceable provision may be severed.

4	Several Remedies. In certain circumstances provisions in the Transaction Documents that (i) the election of a particular remedy does not preclude recourse to one or more others, or (ii) delay or failure to exercise a right or remedy will not operate as a waiver of any such right or remedy, may not be enforceable.

5	Foreign Statutes. We express no opinion in relation to provisions making reference to foreign statutes in the Transaction Documents.

6	Amendment. A Cayman Islands court would not treat as definitive a statement in a contract that it could only be amended or waived in writing, but would be able to consider all the facts of the case (particularly where consideration had passed) to determine whether a verbal amendment or waiver had been effected and, if it found that it had, such verbal amendment or waiver would be deemed to have also amended the stated requirement for a written agreement.

7	Good Standing. The Company shall be deemed to be in good standing at any time if all fees (including annual filing fees) and penalties under the Companies Act (As Revised) of the Cayman Islands (the Companies Act) have been paid and the Registrar of Companies has no knowledge that the Company is in default under the Companies Act.

8	Conflict of Laws. An expression of an opinion on a matter of Cayman Islands law in relation to a particular issue in this opinion should not necessarily be construed to imply that the Cayman Islands courts would treat Cayman Islands law as the proper law to determine that issue under its conflict of laws rules.

9	Sanctions. The obligations of the Company may be subject to restrictions pursuant to United Nations and United Kingdom sanctions as implemented under the laws of the Cayman Islands.

10	Economic Substance. We have undertaken no enquiry and express no view as to the compliance of the Company with the International Tax Co-operation (Economic Substance) Act (As Revised).

11	Non-assessable. In this opinion the phrase non-assessable means, with respect to the issuance of shares, that a shareholder shall not, in respect of the relevant shares, have any obligation to make further contributions to the Company's assets (except in exceptional circumstances, such as involving fraud, the establishment of an agency relationship or an illegal or improper purpose or other circumstances in which a court may be prepared to pierce or lift the corporate veil.

12	Register of members. Under the Companies Act, the register of members of a Cayman Islands company is by statute regarded as prima facie evidence of any matters which the Companies Act directs or authorises to be inserted therein. A third party interest in the shares in question would not appear. An entry in the register of members may yield to a court order for rectification (for example, in the event of fraud or manifest error).

Appendix I

Director’s Certificate